SECOND AMENDMENT TO SHARE EXCHANGE AGREEMENT

This Second Amendment to Share Exchange Agreement (this "Amendment") is made and entered into as of August 27, 2024, by and between Node Nexus Co LLC, a United Arab Emirates corporation ("Node Nexus"), and Spectral Capital Corporation, a Nevada corporation ("Spectral").

RECITALS:

WHEREAS, the parties entered into that certain Share Exchange Agreement dated June 7, 2024 (the "Agreement"); and

WHEREAS, the parties desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Amendment to Purchase Price: The definition of Parent Shares in the  Agreement is hereby amended and restated in its entirety as follows:

"Parent Shares”: In consideration for the Target Shares, as defined in the Agreement, Spectral shall issue and deliver to Node Nexus the following:

●Thirty Million (30,000,000) fully paid and non-assessable shares of Spectral's common stock; and

●One Million (1,000,000) fully paid and non-assessable shares of Spectral's Series Quantum Preferred Stock (the "Series Quantum Shares")."

2.Series Quantum Preferred Stock: The Series Quantum Shares shall have the following rights, preferences, and limitations:

●Conversion:

○Subject to the conditions set forth below, each Series Quantum Share shall be convertible, at the option of the holder, into ten (10) fully paid and non-assessable shares of Spectral's common stock.

○The conversion right shall not become exercisable until twelve (12) months have elapsed from the Closing Date of the Agreement.

○The conversion right shall not become exercisable unless and until Spectral has amended its Articles of Incorporation to provide for sufficient authorized and unissued shares of common stock to satisfy the conversion rights of all outstanding Series Quantum Shares.

●Liquidation Preference: In the event of any liquidation, dissolution, or winding up of Spectral, the holders of the Series Quantum Shares shall be entitled to receive, before any distribution is made to the holders of any common stock, an amount per share equal to ten (10) times the amount per share to be distributed to the holders of common stock.

●Other Rights and Preferences: The Series Quantum Shares shall have such other rights, preferences, and limitations as may be determined by the Board of Directors of Spectral and set forth in a certificate of designation designating the Series Quantum Shares.

3.No Other Amendments: Except as expressly set forth herein, the Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

4.Counterparts: This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above.

Node Nexus Co LLC
By:	/s/ Sean Michael Brehm
Sean Michael Brehm
Authorized Signer
Spectral Capital Corporation
By:	/s/ Jenifer Osterwalder
Jenifer Osterwalder
President